Exhibit 99.1
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com
Date: December 10, 2009

For Release:	Immediately

Refer to:	(317) 354-7045 — Mark Taylor (media)
(317) 655-6874 — Phil Johnson (investors)
(317) 332-1593 — Angela Sekston (media)
Lilly Outlines Innovation Strategy, Reviews Promising Pipeline of Potential Medicines and
Sets 2010 Financial Guidance
•	Company remains focused on speeding innovation to patients and delivering greater value to customers.

•	Five strategic business units prepared to maximize growth opportunities in multiple therapeutic areas and geographies.

•	Lilly advances ranking to ninth in worldwide pharmaceutical sales; fastest growing top 10 pharma company in the U.S., major Europe and globally.

•	R&D pipeline boasts more than 60 molecules in clinical development, including 25 in Phases II and III.

•	Company expects 10 Phase III molecules in 2011, plans to launch 2 new medicines per year beginning in 2013.

•	Continued strong cash flow expected to fund R&D investment and business development transactions, while at least maintaining the current dividend.

•	2010 EPS guidance set at $4.65 to $4.85, excluding the potential impact of health care reform in the U.S.

•	Longer-term guidance reconfirmed at low double-digit compound annual EPS growth between 2007 and 2011
New York — At its annual meeting today with the investment community, Eli Lilly and Company (NYSE: LLY) highlighted how its innovation-based strategy will enable it to better serve patients and compete effectively in a challenging health care environment. The company also detailed the progress being made in its labs and across its five new business units on an expanding pipeline of innovative molecules and marketed medicines, and provided investors with the company’s financial guidance for 2010.
“In 2009, Lilly has once again exhibited strong performance in a tough environment, and we’ve continued with a series of actions aimed at speeding innovation to patients and delivering greater value to our customers,” said John C. Lechleiter, Ph.D., Lilly’s president and chief executive officer. “Through these actions and more, we are transforming Lilly to compete and to win in an ever more demanding and challenging environment. We see a divergence of strategies among our peers to deal with these challenges, including the wave of consolidation this year. Many companies are seeking to lower risk by reducing their focus on innovative medicines. This is not our path. Our strategy is to create value by accelerating the flow of innovative new medicines that provide improved outcomes for individual patients. We aim to discover, develop, or acquire innovative new therapies — medicines that make a real difference for patients and deliver clear value for payers.”
Steven M. Paul, M.D., executive vice president, science and technology and president of Lilly Research Laboratories, reinforced the company’s commitment to innovation. “I believe that there’s never been a more compelling case for innovative medicines. Our strategy is dependent upon our pipeline of potential medicines. I am encouraged by the fact that today we have the strongest pipeline in our history. We currently have more than 60 new molecules in clinical development, including 25 in Phases II and III, targeting unmet medical needs in areas such as Alzheimer’s disease, cancer and diabetes, among others. We are excited by both the quantity and the quality of these molecules, and their potential to improve patient’s lives.”
Paul expanded on the efforts being made in Lilly’s research and development organization. “By ramping up our efforts in discovery research, we have nearly doubled the number of new molecules moving into the clinic each and every year. As a result, we have tripled the number of potential new medicines in our clinical pipeline since 2004. Through the acquisition of ImClone and other actions, we have increased our portfolio of biotechnology-based molecules, which now represents over one-third of our clinical-stage pipeline. We are also applying creative approaches to every point in the R&D chain to develop more medicines more quickly at lower cost. Initiatives such as our phenotypic drug discovery program (PD2), numerous risk-sharing collaborations, the early-stage work of our virtual Chorus team and our new Development Center of Excellence will further accelerate development, and increasingly tailor molecules for those patients most likely to benefit from them. Through these efforts, we expect to have at least 10 molecules in Phase III clinical development by the end of 2011 and plan to launch two new medicines per year beginning in 2013 and to sustain a steady flow of innovation thereafter.”
Derica Rice, Lilly senior vice president and chief financial officer, provided commentary on the company’s current financial performance and forward-looking expectations. “Lilly is completing another year of strong operating performance, delivering solid earnings growth resulting from volume-based sales growth, improving gross margins and tightening control of operating expenses. Looking ahead to 2010, we expect to once again deliver good sales and earnings growth, excluding the potential impact of health care reform legislation in the U.S. We also expect to generate solid cash flow in the coming years to fund continued investment in research and development, as well as to fund our dividend and anticipated business development activity. We continue to expect to deliver low double-digit compound annual earnings-per-share growth between 2007 and 2011. We are taking the steps necessary to prepare our operations for the upcoming challenges of patent expiries. We are committed to becoming leaner, more focused, more customer-oriented and more competitive.”
Based on IMS Health data1, for the 12 months ending June 2009, Lilly has moved into the ninth spot among the top 10 companies ranked by worldwide pharmaceutical sales. Among these top 10 companies, Lilly was the fastest growing globally and the fastest growing in the United States and major Europe; the fourth-fastest growing in the pharmerging markets; and the sixth-fastest growing in Japan.
The company recently refocused its operations around five business units to create a clear line of sight to the customer. The five business units cover oncology, diabetes, established markets, emerging markets and animal health. The following sections highlight each of these five business units, including the performance of key marketed products and updates on the status of select late-stage and mid-stage pipeline molecules.

[1]	IMS Health data for Europe does not include Spain hospital data. IMS Health data for the pharmerging markets does not include India, Russia or hospital data for Brazil, Mexico or Turkey.

Established Markets
The established markets business unit is the company’s largest. It will operate in the U.S., Europe, Japan, Canada, Australia and New Zealand, and includes the neuroscience, cardiovascular and musculoskeletal therapeutic areas, as well as the autoimmune disease platform. Currently, this unit accounts for more than half of the company’s revenues and more than half of its clinical stage pipeline. The company’s two best-selling medicines, Zyprexa® and Cymbalta®, are part of this business unit, as are several important growth products, including Cialis® and Efient™. The established markets pipeline includes Phase II and Phase III molecules targeting Alzheimer’s disease, schizophrenia, depression and rheumatoid arthritis, among others.
Cymbalta sales for the first three quarters of 2009 have grown 13 percent in the U.S. and 15 percent internationally. The U.S. demand for Cymbalta has been aided by improved payer access in 2009, due in large part to achieving Tier 2 unrestricted status with two significant commercial payers. In the U.S., Cymbalta continues to outperform other promoted medicines in an antidepressant and pain market that has seen increasing use of generics and relatively modest growth overall. Cymbalta’s international growth has been driven by recent approvals for depression in new markets, complemented by growth from other indications in existing markets. Plans are in place to enter the Japanese market in the near future. Cymbalta is under regulatory review for chronic pain in the U.S., and was recently approved by both Mexico and Brazil for this indication. The company expects additional international regulatory submissions in 2010.
Zyprexa continues to be the company’s best-selling medicine. More than half of Zyprexa’s sales now come from international markets, although U.S. Zyprexa sales still grew 4 percent in the first nine months of 2009. Zyprexa has obtained approvals for additional indications in the U.S. in 2009, and awaits final action from the FDA on Zyprexa Relprevv®, or long-acting injection. Lilly re-launched Zyprexa in Germany in early 2009 after the successful appeal of a patent decision. Share of market is stable in other EU countries and continues to grow in Japan. In other Asian nations, including China, the company expects current strong sales trend to continue.
Cialis (tadalafil) continues to demonstrate solid growth. Over the first three quarters of 2009, Cialis has grown 4 percent to $1.1 billion in sales worldwide, while the global ED market has grown only 1 percent. In the U.S., Cialis has grown 17 percent and has achieved market leadership with urologists. Internationally, Cialis is now available in more than 100 countries and is the market leader in more than 20, including 6 of the top 8 international markets. Tadalafil also has been studied for pulmonary arterial hypertension (PAH) and benign prostatic hyperplasia (BPH). The PAH indication was approved by the FDA in May and launched in August by Lilly’s partner, United Therapeutics, under the brand name Adcirca™. In October, Lilly received PAH approval in Japan, where it has partnered with Nippon Shinyaku. In November, Lilly received PAH approval in Europe and Canada. Lilly maintains full rights to the PAH indication in all markets outside of the U.S. and Japan. The BPH Phase III program is ongoing and will complete recruitment late next year. The company expects to submit for approval of the BPH indication in the U.S. and Japan in 2011, and in the EU in 2012.
With the launches of Efient in the U.S. and Europe earlier this year for treatment of patients with acute coronary syndrome (ACS) undergoing percutaneous coronary intervention (PCI), the company is optimistic about its potential in this important market segment. In the U.S., Lilly and Daiichi-Sankyo launched Efient in early August and are diligently executing sales and marketing plans to gain payer and hospital formulary access. Outside the U.S., Lilly and Daiichi Sankyo launched Efient in Germany and the U.K. in April 2009. The companies anticipate launches in France, Italy and Spain in 2010. Lilly has also launched Efient in Australia and Argentina, and anticipates launching the medicine in 24 additional countries outside of the U.S. and Europe in 2010. Lilly and Daiichi-Sankyo are also pursuing additional ongoing studies, including the TRILOGY ACS study in medically managed patients.
Key molecules in the established markets business unit pipeline include:
•	Semagacestat — This gamma secretase inhibitor is currently being studied in two large multi-national pivotal Phase III trials — IDENTITY and IDENTITY-2 — to assess its effect on the progression of Alzheimer’s disease. Enrollment in the IDENTITY trial was completed in the third quarter of 2009 and includes over 1,500 patients in 20 different countries. Enrollment in IDENTITY-2 is progressing rapidly and is expected to be completed in the first half of 2010.

•	Solanezumab — A monoclonal antibody, the company’s A-beta antibody holds the potential for slowing down the progression of Alzheimer’s disease. Enrollment began in May 2009 in two multi-national Phase III registration studies — EXPEDITION and

EXPEDITION 2. Each study will enroll 1,000 subjects for an 18—month treatment duration.

•	mGlu 2/3 Prodrug — An open-label study continues for this potential schizophrenia compound currently in Phase II of clinical development. The company plans to proceed with further efficacy testing, and anticipates initiating two large studies in the first half of 2010.

•	iGluR5 Receptor Antagonist — Work on this pain compound continues to progress. Phase II studies began in osteoarthritis and diabetic peripheral neuropathic pain in the second quarter of 2009. Other pain indications are also being considered, including migraine prevention.

•	Insomnia Compound LY2624803 — A Phase II study is ongoing and recently completed enrollment ahead of plan. Results are expected in the first half of 2010.

•	IL-17 antibody — This molecule continues to be studied for its potential in rheumatoid arthritis (RA) and in other autoimmune disorders. In August, a Phase IIb trial for IL-17 was initiated in RA designed to further elucidate the molecule’s safety and efficacy and to establish a dosing regimen for Phase III trials. This trial is expected to conclude in early 2011.

•	BAFF antagonist — Enrollment was recently completed in two Phase II clinical trials for rheumatoid arthritis and, earlier this year, a Phase II study was initiated in patients with relapsing-remitting multiple sclerosis.

Oncology
With the acquisition of ImClone and the progression of its own pipeline, Lilly is well along the way to building an oncology powerhouse. Within the oncology business unit, Lilly’s three key cancer medicines — Alimta®, Gemzar® and Erbitux® — account for 14 percent of the company’s worldwide revenue. Lilly also has one of the largest clinical stage oncology pipelines in the industry, with 23 assets — more than one-third of the total pipeline. The need for new and better treatments is staggering: the World Health Organization estimates 12 million cancer-related deaths per year by 2030.
Over the first three quarters of 2009, Alimta has been the company’s fastest growing product, reaching worldwide sales of $1.2 billion. U.S. sales have grown 46 percent, driven by market share growth in nonsquamous non-small cell lung cancer (NSCLC). Outside the U.S., Alimta has grown 37 percent. The company plans to pursue additional indications for Alimta, either as monotherapy, or in combination with other oncolytics.
Gemzar sales have exceeded $1.0 billion in the first three quarters of 2009. In the U.S., Gemzar remains the standard of care for pancreatic cancer, and has held steady in NSCLC. Gemzar lost patent exclusivity in Europe in March of 2009, resulting in rapid generic penetration. Gemzar continues to grow in other markets, including Japan and China.
The company continues to work with its partners, Bristol Myers Squibb and Merck KGaA, to maximize the growth potential of Erbitux. Erbitux is currently approved in certain indications for colorectal cancer and head and neck cancer. It is being studied for additional indications for these cancers, as well as lung cancer, gastric cancer and others.
Key molecules in the oncology business unit pipeline include:
•	Ramucirumab (IMC-1121B) — Enrollment in a global Phase III study in first-line breast cancer is ongoing, and a second Phase III study in gastric cancer began enrollment in October 2009. Two to three additional Phase III ramucirumab studies are projected to begin in 2010. Several additional Phase II trials are expected to be initiated next year, including trials in brain and bladder cancers and additional studies in colorectal and breast cancers. This is in addition to Phase II trials that have been initiated in renal cancer, melanoma, and cancers of the liver, lung, colon, ovary and prostate.

•	Necitumumab (IMC- 11F8) — Two Phase III studies of necitumumab have been initiated in non-small cell lung cancer. The first of these commenced dosing in November 2009 and the second study is expected to commence before the end of 2009. A pivotal trial in colorectal cancer will follow.

•	Cixutumumab (IMC-A12) — Phase II testing of cixutumumab continues in breast, prostate, colorectal, liver, neuroendocrine and head and neck cancers, as well as sarcoma. Phase III trials of cixutumumab in various tumor types are planned to begin in 2010.

•	Enzastaurin — Enzastaurin is currently being evaluated in a Phase III clinical trial for maintenance therapy for diffuse large B-cell lymphoma. U.S. regulatory submission remains targeted for mid-2013. Enzastaurin is also being evaluated in several Phase II studies for hematologic malignancies and glioblastoma.

•	Tasisulam — A Phase III study of tasisulam in 2nd line metastatic melanoma was initiated in the fourth quarter of 2009. Tasisulam was also recently granted orphan drug designation for melanoma by the FDA. Additional cancers being explored in tasisulam clinical trials include breast, ovarian, lung and renal cancers as well as acute leukemia.

•	Survivin ASO — Currently in Phase II, this second-generation antisense oligonucleotide (ASO) is being studied in prostate cancer and acute myeloid leukemia. Additional Phase II studies in other tumor types are expected to begin during the first half of 2010.

•	IMC-3G3 — A Phase II study of 3G3 was initiated in 2009 in ovarian cancer and a second Phase II trial is planned in 2010 in lung cancer. A Phase 1 trial was completed in 2009 in prostate cancer.

Diabetes
Lilly has long been a leader in diabetes care, and has refocused its efforts in this important therapeutic area with the creation of a diabetes business unit that includes a dedicated asset base and a portfolio of commercially-successful products and promising pipeline opportunities. Lilly is one of only a few companies positioned to compete globally in the insulins business. The company remains firmly committed to its insulins franchise and is making the investments necessary in key geographies to further strengthen its competitive position. In addition, Lilly intends to maintain its current leadership role in the rapidly emerging area of GLP-based therapy. The need for new and improved treatments for patients with diabetes is great: an estimated 285 million people are expected to be affected worldwide in 2010.
Humalog® sales for the first three quarters of 2009 have grown 12 percent worldwide, including 21 percent growth in the U.S. market. Humalog has continued to show growth in total prescriptions in the U.S. over the past year. In addition, the company continues to launch its flagship pre-filled pen, Humalog KwikPen™, in markets around the world, and will continue to do so in 2010.
Byetta® remains the first and only GLP-1 receptor agonist available in the U.S. market. Since the initial effects of last year’s FDA safety alert on Byetta’s U.S. performance, the company and its partner, Amylin Pharmaceuticals, have slowed the erosion of prescriptions and are focused on returning Byetta to growth. Internationally, Byetta has been launched in approximately 60 countries, including most major markets. The company is pleased with the uptake of Byetta in many markets, including the major five European markets. Byetta was recently launched in China and is under regulatory review in Canada and Japan.
Key molecules in the diabetes business unit pipeline include:
•	Exenatide once weekly — The company continues to develop exenatide once weekly with its partners, Amylin Pharmaceuticals, Inc. and Alkermes, Inc. The companies submitted exenatide once weekly for U.S. regulatory review in the second quarter of 2009. The application was accepted for review by the FDA in the third quarter of 2009. Regulatory action is expected by the end of the first quarter of 2010. European submission is expected to occur by the end of the second quarter of 2010.

•	GLP-Fc — An adaptive, seamless Phase II/III trial, comparing GLP-Fc with both placebo and a positive control, sitagliptin, is proceeding. The company is also finalizing its full Phase III clinical program, known as AWARD, and will begin enrolling patients in the first quarter of 2010. To address the recent FDA guidance regarding mitigation of cardiovascular (CV) risk, a large CV outcomes trial is planned that will likely begin in the first quarter of 2011. Based on the company’s current expectations, GLP-Fc could be submitted for U.S. regulatory review as early as late-2012.

•	Teplizumab— The safety and efficacy of teplizumab in currently being studied in both children and adults with newly-diagnosed type 1 diabetes mellitus in two global, pivotal Phase III clinical trials — PROTéGé and PROTéGé ENCORE. The PROTéGé trial completed enrollment in 2009. Patients who have completed the two-year protocol are currently transitioning into an extension phase evaluating the long-term safety and durability of teplizumab. PROTéGé ENCORE, the second global pivotal Phase III clinical trial began enrolling patients in June 2009. Regulatory submission could occur in 2012.

Emerging Markets
The emerging markets business unit will include many of the world’s fastest-growing markets, including six of the so-called “pharmerging markets” — China, Russia, Brazil, Mexico, South Korea, and Turkey. Lilly aims to increase its presence in these countries and others where strong growth rates for pharmaceuticals are projected over the next decade.
The creation of an emerging markets business unit will increase the company’s focus on these areas and best position Lilly to serve growing patient needs among two-thirds of the world’s population. This opportunity comes as the established pharmaceutical markets face slower growth. According to an analysis published by IMS, the seven pharmerging markets (the six named above plus India) will contribute over a third of global pharmaceutical market growth through 2013. Currently, these markets accounted for 9 percent of the company’s revenue in the first nine months of 2009.
The company has a three-part strategy aimed at driving profitable growth in the emerging markets:
1.	Maximize Lilly’s core assets, including both patented and post-patent medicines. Two key tactics are to accelerate new product launches and to capitalize on longer product lifecycles in select countries such as China.

2.	Add select non-Lilly medicines to build upon core therapeutic areas, especially diabetes, oncology and neuroscience, to accelerate top-line growth. This could include product acquisitions and co-promotion or co-marketing agreements.

3.	Establish local alliances to more effectively access fast-growing market segments in select countries where the company’s current infrastructure is not well suited to capture growth.
The company’s top emerging market priority is China. In 2009, the company significantly expanded its presence in China. Lilly is currently the 11th ranked multi-national pharmaceutical company in China, with sales of over $200 million in 2008. Through the first nine months of 2009, Lilly’s sales in China grew 20 percent, the company doubled the size of its affiliate from 1,100 to about 2,200 employees, and is currently building a second manufacturing plant in Suzhou to produce insulin.

Animal Health
The animal health business unit provides both diversification and growth potential to the company’s operations. Elanco is currently the sixth largest animal health company in the industry and its sales continue to grow at a rate faster than the overall animal health market, bolstered by recent acquisitions and the launch of its companion animal business. Year-to-date 2009 animal health sales exceeded $850.0 million.
Elanco maintains the top position in the medicated feed additives and dairy segments and also ranks first in research and development output in the U.S., delivering more new molecules over the past six years than any other company in its industry. In the companion animal segment, Elanco is growing faster than the competition, driven by the growth of Comfortis®. In 2010, Elanco is planning for 7 new product launches and expanded indications, including two new companion animal products.
Elanco is positioned to double revenue in five years with five strategic initiatives:
1.	Increased investment and industry leadership in innovation;

2.	Continued growth and increased presence in the companion animal business,

3.	Greater investment and focus on emerging market opportunities;

4.	Transforming its manufacturing cost structure to better support innovation growth and emerging market opportunities; and

5.	A further-enhanced business unit model to amplify “best in industry” employee engagement and focused execution.
With strategic investments in research and development, along with focused efforts to accelerate growth in key emerging markets and the companion animal segment, Elanco is positioned to deliver double-digit annual income growth over the next five years.

2009 Financial Guidance
The company confirmed its current financial guidance for 2009. The company expects its full-year 2009 earnings per share to be in the range of $3.90 to $4.00 on a reported basis, or $4.30 to $4.40 on a pro forma non-GAAP basis.
2009 Earnings Per Share Expectations:

	2009	2008
	Expectations	Results	% Growth
Earnings (Loss) per share (reported)	$3.90 to $4.00	$(1.89)	NM
Financial impact of ImClone acquisition, including in-process research and development and other charges	—	4.46
Charges related to Zyprexa litigation	.13	1.20
Asset impairments and restructuring charges (included in asset impairments, restructuring and other special charges)	.26	.30
Asset impairments (included in cost of sales)	—	.04
In-process research and development charges associated with SGX acquisition and in-licensing transactions with BioMS and TransPharma	—	.10
Benefit from resolution of IRS audit in the first quarter of 2008	—	(.19)
Pro forma as if the ImClone acquisition was completed on January 1, 2008	—	(.20)

Earnings per share (pro forma non-GAAP)	$4.30 to $4.40	$3.82	13% to 15%

NM	—	not meaningful
Numbers in the 2009 Expectations column do not add due to rounding
The company expects low- to mid-single digit total revenue growth on a pro-forma basis and mid-single digit revenue growth on a reported basis.
The company expects gross margin as a percent of total revenue to increase for the full year, driven primarily by the beneficial foreign exchange impact in the first nine months of 2009 compared to the first nine months of 2008. For the fourth quarter of 2009, the company expects a decrease in gross margin as a percent of total revenue compared to the fourth quarter of 2008.

Marketing, selling, and administrative expenses are projected to show flat to low-single digit growth. Research and development expenses are projected to grow in the high-single digits on a pro forma non-GAAP basis and in the low-double digits on a reported basis.
Other income is expected to be a net loss of between $200 million and $250 million. The effective tax rate is expected to be approximately 21 percent on a pro forma non-GAAP basis and approximately 20 percent on a reported basis. Capital expenditures are expected to be less than $1.0 billion. The company expects continued strong operating cash flow.
2010 Financial Guidance
The company provided financial guidance for 2010, excluding the potential impact of health care reform in the U.S. In 2010, the company expects earnings per share of $4.65 to $4.85 on both a reported and pro forma non-GAAP basis.
2010 Earnings Per Share Expectations:

	2010	2009
	Expectations	Expectations	% Growth
Earnings per share (reported)	$4.65 to $4.85	$3.90 to $4.00	16% to 24%
Charges related to Zyprexa litigation	—	.13
Asset impairments and restructuring charges (included in asset impairments, restructuring and other special charges)	—	.26

Earnings per share (pro forma non-GAAP)	$4.65 to $4.85	$4.30 to $4.40	6% to 13%

The company expects volume-driven revenue growth in the high-single digits, driven primarily by Alimta, Cymbalta, Humalog, Cialis, Efient and the exenatide franchise.
The company anticipates that gross margin as a percent of revenue will be flat to declining. Excluding the effect of foreign exchange rates on international inventories sold, the company expects gross margin as a percent of revenue to increase.
Marketing, selling and administrative expenses are projected to grow in the low- to mid-single digits while research and development expenses are projected to grow in the low-double digits.

Other income is expected to be a net loss of between $150.0 and $200.0 million, and the tax rate is expected to be approximately 22 percent.
Cash flows are expected to be sufficient to fund capital expenditures of approximately $1.0 billion, anticipated business development activity and the company’s dividend.
Longer-term Financial Commentary
The company reaffirmed its commitment to deliver low double-digit compound annual earnings per share growth between 2007 and 2011, excluding the potential impact of health care reform in the U.S.
Looking further out, the company also provided a general perspective on possible financial performance during the major patent expiry years of 2012 to 2014 and beyond.
During this time, the company anticipates annual revenue of at least $20.0 billion. Gross margins as a percent of revenue could be between 75 and 80 percent. Operating expenses, the sum of selling, general and administrative expenses and research and development expenses, as a percent of revenue could be in the mid 50s. The tax rate could be higher than today, possibly 25 percent.
Under this scenario, net income would exceed $3.0 billion and operating cash flow would exceed $4.0 billion. This level of operating cash flow would solidly position the company to fund research and development, capital expenditures and the dividend.
As the company plans for this challenging time period, it believes it will generate sufficient operating cash flow to enable it to execute on its innovation-based strategy, reward shareholders and successfully and independently emerge from the major patent expiry years with bright prospects for future growth.

Webcast of Investment Community Meeting
A live webcast of the Lilly Investment Community meeting, along with presentation slides, is available through a link on Lilly’s web site at www.lilly.com. The meeting will start today at 8:30 a.m. Eastern Time and last until approximately 12:30 p.m. The webcast will be available for replay through January 8, 2010.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. More information about Lilly is available at www.lilly.com. C-LLY
This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; the rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals; business development transactions; changes in tax law; asset impairments and restructuring charges and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-K, filed February 2009, and Form 10-Q filed October 2009. The company undertakes no duty to update forward-looking statements.
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Alimta® (pemetrexed, Lilly)
Adcirca™ (tadalafil, Lilly)
Byetta® (exenatide injection, Amylin Pharmaceuticals)
Cialis® (tadalafil, Lilly)
ComfortisTM (Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
EfientTM (prasugrel, Lilly)
Erbitux® (cetuximab, ImClone Systems, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
KwikPenTM (Lilly)
Zyprexa® (olanzapine, Lilly)
Zyprexa Relprevv® (olanzapine depot injection, Lilly)